Exhibit 10.3

ADDENDUM TO RESTRICTED STOCK AWARD AND STOCK OPTION AGREEMENTS (AS APPLICABLE)

8.    Change in Control*.

8.1
Notwithstanding any other Section of this Award Agreement to the contrary, in the event of the Participant’s Involuntary Termination either (i) following a Change in Control or (ii) within 36 months following a Merger of Equals (as defined below), all Restricted Stock Awards/Stock Options subject to this Agreement will become fully vested as of the date of termination. For purposes of this Section 8.1, the term Involuntary Termination shall include (i) any termination by the Company or Subsidiary of a Director Emeritus or Advisory Director (other than for Cause) or (ii) any Termination of Service of a Director as a result of the failure to re-nominate or re-elect such Director (other than in connection with a termination for Cause).

8.2	A “Change in Control” will be deemed to have occurred as provided in Section 4.2 of the Plan.

8.3
A “Merger of Equals” shall be deemed to have occurred at such time as (i) a plan of reorganization, merger, consolidation or similar transaction (collectively, a “Merger”) is consummated in which the Bank or the Company is the resulting or surviving institution or corporation, and (ii) as part of such Merger (A) the Company issues 30% or more of its outstanding common stock to one or more persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who immediately prior to the completion of the Merger were stockholders of the institution or company that merges into or combines with the Bank or the Company, and (B) less than 60% of the members of the Board of Directors of the Company immediately after the completion of the Merger consists of persons who were members of the Board of Directors of the Company immediately prior to the completion of the Merger. Notwithstanding the foregoing, a Merger of Equals shall not include (a) the formation of a joint venture; (b) the acquisition of an asset or a group of assets that does not constitute a business; or (c) a combination of entities or businesses under common control. Notwithstanding anything in this Agreement or the Plan to the contrary, for purposes of a Merger of Equals, the term “Involuntary Termination” shall not include termination of employment by an Employee Participant for Good Reason due to a material diminution in his or her authority, duties or responsibilities, as described in Section 8.1(t)(ii) of the Plan.

* For purposes of the Stock Option Agreements, this is an amendment to numbered paragraph 9.